Exhibit (c)-(2)

Dada Nexus Limited Private and Confidential The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Kroll, LLC. Prepared by: Duff & Phelps Opinions Practice of Kroll April 1, 2025 Fairness Analysis Presented to the Special Committee of Independent Directors

2 Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in their capacity as members of the Special Committee) of Dada Nexus Limited (the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated February 14, 2025. • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. • The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Table of Contents 3 1. Introduction and Transaction Overview 2. Valuation Analysis • Discounted Cash Flow Analysis • Selected Public Companies / M&A Transactions Analysis

1. Introduction and Transaction Overview

5 Introduction and Transaction Overview The Engagement • Duff & Phelps was engaged by the Company to serve as an independent financial advisor to the Special Committee (solely in its capacity as such). • Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, “Shares”), other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each of which represents four Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, JD Sunflower Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated March 30, 2025. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, among other things, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) shall be cancelled and cease to exist in consideration of and exchange for the right to receive US$0.50 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the underlying Shares represented by such ADS, shall be cancelled and cease to exist in consideration of and exchange for the right to receive US$2.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. • For purposes of the Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective Affiliates, and (b) Shares (including Shares represented by ADSs) held and beneficially owned by the Company or any Subsidiary of the Company or held in the Company’s treasury, and (c) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation pursuant to the Company Share Plans; and (ii) “Dissenting Shares”, “Effective Time”, “Affiliates”, “Subsidiary”, “Depositary”, and “Company Share Plans” shall have the meanings set forth in the Merger Agreement.

6 Scope of Analysis Introduction and Transaction Overview Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: • Reviewed the following documents: – The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2022 through December 31, 2023; – Certain unaudited and segment financial information for the Company for the years ended December 31, 2022 through December 31, 2024, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available; – A detailed financial projection model for the Company for the years ending December 31, 2025 through December 31, 2034, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); – Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; – A letter dated March 31, 2025 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and – A draft of the Merger Agreement dated March 30, 2025;

7 Scope of Analysis (continued) Introduction and Transaction Overview • Discussed the information referred to on the previous page and the background and other elements of the Proposed Transaction with the management of the Company; • Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business; • Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; • Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and • Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Ownership Summary

Dada Nexus Limited - Ownership

Current Shareholders	Ordinary Shares (1)	ADSs Equivalent (1)	% of Ownership	% of Diluted Ownership
Buyer				
JD.com, Inc. (NasdaqGS:JD)	657,224,518	164,306,130	63.6%	60.5%
Buyer	657,224,518	164,306,130	63.6%	60.5%
Institutional Investors				
Rovida Investment Management Limited	18,453,072	4,613,268	1.8%	1.7%
The Vanguard Group, Inc.	14,432,424	3,608,106	1.4%	1.3%
Renaissance Technologies LLC	5,451,600	1,362,900	0.5%	0.5%
Prescott Group Capital Management L.L.C.	5,389,336	1,347,334	0.5%	0.5%
Leading Securities Co Ltd	4,292,324	1,073,081	0.4%	0.4%
Harvest Fund Management Co. Ltd.	3,650,656	912,664	0.4%	0.3%
Citadel Advisors LLC	3,485,092	871,273	0.3%	0.3%
Fideuram Asset Management (Ireland) DAC	3,088,364	772,091	0.3%	0.3%
Qube Research & Technologies Ltd	2,830,648	707,662	0.3%	0.3%
Hillhouse Investment Management, Ltd.	2,800,000	700,000	0.3%	0.3%
Top 10 Institutional Investors	63,873,516	15,968,379	6.2%	5.9%
Total Institutional Investors	94,318,792	23,579,698	9.1%	8.7%
Public Investors and Others	281,441,300	70,360,325	27.2%	25.9%
Total Shares Outstanding (2)	1,032,984,610	258,246,153	100.0%	95.0%
Restricted Share Units (2)	53,876,160	13,469,040		5.0%
Diluted ADSs Outstanding at Offer Price	**1,086,860,770**	**271,715,193**		**100.0%**

(1) Each ADS represents four ordinary shares.
(2) Based on the number of ordinary shares outstanding and the number of restricted share units as provided by the management of the Company.

Source: Company filings, Capital IQ, the management of the Company.



Restricted Shares 5.0%
Public Investors and Others 25.9%
Buyer 60.5%
Total Institutional Investors 8.7%

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Dada Nexus Limited Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post Offer Average Closing Price $1.66 Average Closing Price $1.86 High $2.56 High $1.92 Low $1.04 Low $1.80 Average Volume 1,659.0 Average Volume 2,321.2 % of ADSs Issued and Outstanding 0.6% % of ADSs Issued and Outstanding 0.9% % of Float 1.7% % of Float 2.4% 9 Trading Analysis Introduction and Transaction Overview Dada Nexus Limited - Trading History January 26, 2024 to March 28, 2025 Source: Capital IQ, SEC filings, press releases.

Dada Nexus Limited - Offer Price Premium Relative To ADS Implied Price Premium ADS price as of 3/28/25 $1.85 8.1% One-day prior to Offer (1/24/25) $1.41 41.8% 30-days trailing VWAP prior to Offer $1.33 50.2% 60-days trailing VWAP prior to Offer $1.45 38.4% 90-days trailing VWAP prior to Offer $1.67 19.8% Offer Price Per ADS $2.00 Dada Nexus Limited - Implied Multiples (USD in millions, except per ADS data) Offer $2.00 Diluted ADSs Issued and Outstanding (in millions) (1) 271.7 1.00 Implied Equity Value $543.4 Less: Cash and Cash Equivalents (3,003.24) (413.5) Less: Restricted Cash (77.35) (10.7) Less: Other Non-current Assets (2) (0.21) (0.0) Implied Enterprise Value $119.2 Implied Offer Multiples: EV / 2024 Revenue $1,330.6 0.09x EV / 2025 Revenue $1,390.5 0.09x EV / 2026 Revenue $1,686.9 0.07x 10 Proposed Transaction Introduction and Transaction Overview Source: Capital IQ. Note: Balance sheet data as of December 31, 2024. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company. (1) Includes 258,246,153 ADSs and 13,469,040 RSUs outstanding, per Company management. (2) Reflects long-term deposits for certain business operations.

Valuation Summary (RMB in thousands, except per ADS values or otherwise noted) Low High Enterprise Value Range -￥43,600 - ￥1,404,300 Plus: Cash and Cash Equivalents 3,003,242 - 3,003,242 Plus: Restricted Cash 77,353 - 77,353 Plus: Other Non-current Assets (1) 213 - 213 Equity Value Range ￥3,037,208 - ￥4,485,108 Diluted ADSs Issued and Outstanding (2) 271,715,193 - 271,715,193 Value Per ADS Range (RMB) ￥11.18 - ￥16.51 RMB to USD FX rate (as of 3/28/2025) 7.26 - 7.26 Offer Price Value Per ADS Range (USD) $1.54 - $2.27 $2.00 Implied Valuation Multiples EV / 2024 Revenue NM - 0.15x 0.09x EV / 2025 Revenue NM - 0.14x 0.09x EV / 2026 Revenue NM - 0.11x 0.07x 11 Valuation Summary Introduction and Transaction Overview Note: Balance sheet data as of December 31, 2024. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company. (1) Reflects long-term deposits for certain business operations. (2) Includes 258,246,153 ADSs and 13,469,040 RSUs outstanding, per Company management.

2. Valuation Analysis

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

				Management Projections									
	2022A	2023A	2024A	2025P	2026P	2027P	2028P	2029P	2030P	2031P	2032P	2033P	2034P
Total Revenue	¥9,367,595	¥10,506,250	¥9,663,780	¥10,098,617	¥12,251,301	¥14,718,977	¥17,174,218	¥19,854,976	¥22,530,561	¥24,857,313	¥26,900,602	¥28,580,431	¥29,840,574
Growth	36.4%	12.2%	(8.0%)	4.5%	21.3%	20.1%	16.7%	15.6%	13.5%	10.3%	8.2%	6.2%	4.4%
EBITDA (1)	-¥1,654,436	-¥636,532	-¥505,519	-¥1,682,584	-¥1,078,526	-¥869,710	-¥529,088	-¥11,792	¥460,351	¥744,605	¥957,423	¥1,069,944	¥1,128,978
Margin %	(17.7%)	(6.1%)	(5.2%)	(16.7%)	(8.8%)	(5.9%)	(3.1%)	(0.1%)	2.0%	3.0%	3.6%	3.7%	3.8%
Growth	NM	NM	NM	NM	NM	NM	NM	NM	NM	61.7%	28.6%	11.8%	5.5%
Capital Expenditures, net	¥2,826	¥6,614	¥6,022	¥7,081	¥7,570	¥8,012	¥8,451	¥8,771	¥9,029	¥9,338	¥9,442	¥9,560	¥9,560
% of Total Revenue	0.0%	0.1%	0.1%	0.1%	0.1%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
% of EBITDA	NM	NM	NM	NM	NM	NM	NM	NM	2.0%	1.3%	1.0%	0.9%	0.8%
Net Working Capital	-¥240,265	-¥133,741	¥517,401	¥241,117	¥394,349	¥471,085	¥585,760	¥716,487	¥862,952	¥986,434	¥1,089,867	¥1,158,312	¥1,209,347
% of Total Revenue	(2.6%)	(1.3%)	5.4%	2.4%	3.2%	3.2%	3.4%	3.6%	3.8%	4.0%	4.1%	4.1%	4.1%

(1) EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

Source: Company filings, the management of the Company.

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14 Discounted Cash Flow Analysis Methodology and Key Assumptions Valuation Analysis Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2025 through 2034 (excluding public company expenses, as provided by the management of the Company), discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the discounted cash flow (“DCF”) analysis. • The following is a summary of the Management Projections utilized in the discounted cash flow analysis: – Total revenue increases at a compound annual growth rate (“CAGR”) of 11.9% from 2024 to 2034. – EBITDA is projected to be negative from 2025 to 2029 and to turn positive in 2030, with EBTIDA margin projected to reach 3.8% by 2034. – Total capital expenditures averages 0.05% of total revenue from 2025 to 2034. – Net working capital averages 3.6% of total revenue from 2025 to 2034. • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a terminal revenue multiple range of 0.30x to 0.40x. • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 14.0% to 16.0%.

Valuation Analysis

Discounted Cash Flow Analysis Terminal Multiple Selection

- Duff & Phelps reviewed the financial performance metrics and valuation multiples of a group of selected public companies (shown on pages 18 and 19) when selecting a terminal multiple range in the DCF analysis.
- Duff & Phelps compared the projected 2034 growth and margin metrics of the Company to the LTM and near-term projected growth and margin metrics of the selected public companies, as well as other characteristics relative to the selected public companies.
- Duff & Phelps selected a terminal enterprise value to revenue multiple range of 0.30x to 0.40x from its review of the selected public companies' multiples and financial metrics. Duff & Phelps also reviewed the terminal EBITDA multiple range implied from the resulting terminal value.

Terminal Multiple Selection

(RMB in thousands)

Metric	Public Companies Range			Public Companies Median	China Companies Median	DCF Analysis Terminal Multiples		
						Selected Terminal Revenue Multiple		
EV / LTM Revenue	0.14x	-	6.65x	0.74x	0.29x	0.30x	-	0.40x
EV / 2025 Revenue	0.19x	-	5.50x	0.73x	0.23x			
EV / 2026 Revenue	0.18x	-	4.66x	0.66x	0.19x			
						Implied Terminal EBITDA Multiple		
EV / LTM EBITDA	2.8x	-	30.4x	16.9x	18.6x	7.9x	-	10.6x
EV / 2025 EBITDA	4.3x	-	19.4x	10.7x	11.4x			
EV / 2026 EBITDA	3.8x	-	35.7x	8.4x	8.4x			

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Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	2024A	2025P	2026P	2027P	2028P	2029P	2030P	2031P	2032P	2033P	2034P
Total Revenue	￥9,663,780	￥10,098,617	￥12,251,301	￥14,718,977	￥17,174,218	￥19,854,976	￥22,530,561	￥24,857,313	￥26,900,602	￥28,580,431	￥29,840,574
Growth	*(8.0%)*	*4.5%*	*21.3%*	*20.1%*	*16.7%*	*15.6%*	*13.5%*	*10.3%*	*8.2%*	*6.2%*	*4.4%*
EBITDA (1)	-￥505,519	-￥1,682,584	-￥1,078,526	-￥869,710	-￥529,088	-￥11,792	￥460,351	￥744,605	￥957,423	￥1,069,944	￥1,128,978
Margin	*(5.2%)*	*(16.7%)*	*(8.8%)*	*(5.9%)*	*(3.1%)*	*(0.1%)*	*2.0%*	*3.0%*	*3.6%*	*3.7%*	*3.8%*
Growth	*NM*	*NM*	*NM*	*NM*	*NM*	*NM*	*NM*	*61.7%*	*28.6%*	*11.8%*	*5.5%*
Earnings Before Interest and Taxes (1)		-￥1,686,206	-￥1,084,590	-￥878,371	-￥536,870	-￥20,003	￥451,770	￥735,707	￥948,264	￥1,060,585	￥1,119,494
Pro Forma Taxes		0	0	0	0	0	0	0	0	0	0
Net Operating Profit After Tax		-1,686,206	-1,084,590	-878,371	-536,870	-20,003	451,770	735,707	948,264	1,060,585	1,119,494
Depreciation		3,622	6,064	8,661	7,783	8,211	8,581	8,898	9,158	9,358	9,484
Capital Expenditures		-7,081	-7,570	-8,012	-8,451	-8,771	-9,029	-9,338	-9,442	-9,560	-9,560
(Increase) / Decrease in Working Capital		276,284	-153,231	-76,737	-114,674	-130,727	-146,465	-123,482	-103,432	-68,445	-51,035
Free Cash Flow (2)		-￥1,413,381	-￥1,239,327	-￥954,459	-￥652,213	-￥151,290	￥304,856	￥611,785	￥844,548	￥991,938	￥1,068,382

Enterprise Value Range	**Low**	**High**
Terminal Revenue Multiple	0.30x	0.40x
Discount Rate	16.00%	14.00%
Enterprise Value Range	**(￥43,600)**	**￥1,404,300**

Implied Valuation Multiples

EV / 2024 Revenue	￥9,663,780	NM	0.15x
EV / 2025 Revenue	￥10,098,617	NM	0.14x
EV / 2026 Revenue	￥12,251,301	NM	0.11x

(1) EBITDA and EBIT are adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
(2) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the applicable discount rate and included in the concluded enterprise value range.

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17 Selected Public Companies / M&A Transactions Analysis Methodology Valuation Analysis Selected Public Companies Analysis • Duff & Phelps selected eleven publicly traded companies that were deemed relevant to its analysis. • Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected revenue and EBITDA. Selected M&A Transactions Analysis • Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Due to the limited comparability of the financial metrics of the selected public companies and the targets in the selected M&A transactions relative to those of the Company, rather than applying a range of selected multiples from a review of the public companies and M&A transactions, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, and other characteristics that we deemed relevant. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Selected Public Companies Analysis As of March 28, 2025 For Rank Charts (% of Revenue) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 2-YR CAGR LTM 2025 2026 2-YR CAGR LTM 2025 2026 3-YR AVG LTM 2025 2026 China Companies Dingdong (Cayman) Limited -0.4% 15.5% 27.4% 16.4% NA 357.8% 4.3% 114.6% -10.8% 1.3% 1.2% 2.3% Hangzhou SF Intra-city Industrial Co., Ltd. 24.1 27.1 17.7 NA NA 176.7 57.8 NA -0.2 1.0 2.3 NA JD.com, Inc. 5.2 6.8 8.5 6.0 24.4% 6.4 38.7 11.5 3.1 3.4 4.4 4.6 Meituan 23.9 22.0 17.2 14.7 913.2 194.6 40.3 25.4 5.9 12.3 14.7 16.1 Mean 13.2% 17.9% 17.7% 12.3% 468.8% 183.9% 35.3% 50.5% -0.5% 4.5% 5.7% 7.7% Median 14.6% 18.7% 17.4% 14.7% 468.8% 185.7% 39.5% 25.4% 1.4% 2.4% 3.3% 4.6% Global Companies Deliveroo plc 2.4% 2.1% 2.9% 9.3% NA NM 340.0% 84.5% -3.1% 0.7% 2.9% 4.9% Delivery Hero SE 30.3 13.3 15.0 11.4 NA NM 53.5 57.7 -13.8 -3.2 4.8 6.8 DoorDash, Inc. 27.6 24.2 20.9 18.0 NA NM 126.4 44.1 -1.3 5.7 10.7 13.1 Goodfood Market Corp. -24.6 -9.2 -5.2 5.2 NA 425.4% 60.9 11.1 -7.1 3.8 6.3 6.6 Maplebear Inc. 15.1 11.0 9.2 9.0 137.7% NM 76.6 14.7 -16.2 16.7 27.0 28.5 RIDE ON EXPRESS HOLDINGS Co., Ltd. -3.4 -1.7 NA NA -22.1 -11.6 NA NA 7.0 5.2 NA NA Swiggy Limited 40.4 28.8 34.1 29.9 NA NM NA NA -46.8 -15.6 -8.5 -0.3 Mean 12.6% 9.8% 12.8% 13.8% 57.8% 206.9% 131.5% 42.4% -11.6% 1.9% 7.2% 9.9% Median 15.1% 11.0% 12.1% 10.4% 57.8% 206.9% 76.6% 44.1% -7.1% 3.8% 5.5% 6.7% Aggregate Mean 12.8% 12.7% 14.8% 13.3% 263.3% 191.5% 88.7% 45.4% -7.6% 2.8% 6.6% 9.2% Aggregate Median 15.1% 13.3% 16.1% 11.4% 81.0% 185.7% 57.8% 34.8% -3.1% 3.4% 4.6% 6.6% Dada Nexus Limited 1.6% -8.0% 4.5% 21.3% N M N M N M N M -9.7% -5.2% -16.7% -8.8% 2-YR CAGR LTM 2034 2-YR CAGR LTM 2034 3-YR AVG LTM 2034 Dada Nexus Limited Terminal Year 5.3% 4.4% 8.6% 5.5% 3.7% 3.8% 18 Selected Public Companies Analysis – Financial Metrics Valuation Analysis LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Note: The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by Company management. Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis **As of March 28, 2025**

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF					
Company Name	Common Stock Price (Primary) on 3/28/2025	% of 52-Week High	Market Capitalization	Enterprise Value	LTM EBITDA	2025 EBITDA	2026 EBITDA	LTM Revenue	2025 Revenue	2026 Revenue
China Companies										
Dingdong (Cayman) Limited	USD 2.81	58.7%	$611	$781	18.9x	18.1x	8.4x	0.25x	0.22x	0.19x
Hangzhou SF Intra-city Industrial Co., Ltd.	HKD 8.99	70.0	1,057	706	30.4	9.7	NA	0.33	0.23	NA
JD.com, Inc.	USD 41.58	87.0	60,353	32,277	5.9	4.3	3.8	0.20	0.19	0.18
Meituan	HKD 160.10	73.8	123,366	104,746	18.3	13.0	10.4	2.25	1.92	1.68
Mean		72.4%	$46,347	$34,628	18.4x	11.3x	7.5x	0.76x	0.64x	0.68x
Median		71.9%	$30,705	$16,529	18.6x	11.4x	8.4x	0.29x	0.23x	0.19x
Global Companies										
Deliveroo plc	GBP 1.23	73.7%	$2,324	$1,987	NM	19.4x	11.5x	0.74x	0.72x	0.66x
Delivery Hero SE	EUR 22.58	53.7	7,088	10,960	NM	11.7	8.0	0.93	0.73	0.66
DoorDash, Inc.	USD 182.61	84.8	76,714	71,349	NM	NM	35.7	6.65	5.50	4.66
Goodfood Market Corp.	CAD 0.32	59.3	18	43	7.4x	5.3	4.8	0.42	0.43	0.41
Maplebear Inc.	USD 39.73	74.3	10,514	9,557	16.9	9.6	8.3	2.83	2.59	2.38
RIDE ON EXPRESS HOLDINGS Co., Ltd.	JPY 1,016.00	95.0	66	23	2.8	NA	NA	0.14	NA	NA
Swiggy Limited	INR 330.20	53.5	8,814	8,814	NM	NM	NM	5.44	3.74	2.87
Mean		70.6%	$15,077	$14,676	9.0x	11.5x	13.7x	2.45x	2.29x	1.94x
Median		73.7%	$7,088	$8,814	7.4x	10.7x	8.3x	0.93x	1.66x	1.52x
Aggregate Mean		71.3%	$26,448	$21,931	14.4x	11.4x	11.4x	1.84x	1.63x	1.52x
Aggregate Median		73.7%	$7,088	$8,814	16.9x	10.7x	8.4x	0.74x	0.73x	0.66x

LTM = Latest Twelve Months

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest]
- [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

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Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
2/24/2025	Just Eat Takeaway.com N.V.	Just Eat Takeaway.com N.V. operates as an online food delivery company worldwide.	Prosus N.V.	$4,570	$3,690	$231	6.3%	1.24x	19.8x
11/13/2024	Grubhub Inc.	Grubhub Inc. operates an online and mobile platform for restaurant pick-up and delivery orders in the United States.	Wonder Group, Inc.	$650	NA	$100	NA	NA	6.5x
12/31/2021	Glovoapp23, S.L.	Glovoapp23, S.L. designs and develops Glovo, a mobile application that offers to buy, pick up, and deliver food for restaurants and shops, e-commerce sites, and offices.	Delivery Hero SE	$2,235	$910	NA	NA	2.46x	NA
			Mean					1.85x	13.2x
			Median					1.85x	13.2x

Source: Capital IQ, Bloomberg, company filings, press releases.

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Selected Public Companies / M&A Transactions Analysis Summary (RMB in thousands) Valuation Multiples Valuation Summary Metric Public Companies Range Public Companies Median China Companies Median M&A Transactions Median Company Performance DCF Analysis Enterprise Value Range -￥43,600 - ￥1,404,300 Implied Multiples EV / LTM Revenue 0.14x - 6.65x 0.74x 0.29x 1.85x ￥9,663,780 NM - 0.15x EV / 2025 Revenue 0.19x - 5.50x 0.73x 0.23x NA ￥10,098,617 NM - 0.14x EV / 2026 Revenue 0.18x - 4.66x 0.66x 0.19x NA ￥12,251,301 NM - 0.11x 21 Valuation Analysis Selected Public Companies / M&A Transactions Analysis Summary Note: LTM data for the Company as of December 31, 2024.

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